EXHIBIT 99.1

FOR IMMEDIATE RELEASE: March 5, 2003	PR03-02

CANYON RESOURCES RAISES $3.3 MILLION
IN CONVERTIBLE DEBENTURE

     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that it has completed a $3,299,000 Private Placement convertible debenture financing. The debentures have a term of two years and may be converted by the holders into common stock of Canyon Resources at any time during their term, through March 1, 2005, at a price of $1.38 per share. Interest of 6% per year is payable quarterly.

     The debenture funds, along with the anticipated positive cash flow from the Briggs Mine, are to be used to payoff the remaining Briggs Mine bank loan of approximately $1.4 million, to strip waste rock to allow mining of additional reserves within the North Briggs gold deposit, to fund ongoing expenditures related to efforts to obtain the right to proceed with development of the 10 million ounce McDonald gold deposit in Montana, and to fund due diligence activities of other gold development-stage projects.

     Toqueville Asset Management, Prudent Bear Fund, Osiris Investment Partners, the Monterey Gold Fund, clients of Robbins Planning Company, as well as private investors, participated in the Private Placement of the convertible debenture. The Company has undertaken to include the shares that would be issued upon conversion of the debentures in a S-3 Registration Statement with the Securities and Exchange Commission for their potential resale. This news release does not constitute an offer of any securities for sale.

     “Canyon Resources is pleased to welcome new investors and the continuing endorsement of existing shareholders with this financing. The funds will provide increased flexibility and opportunity for maximum cash flow from the Briggs Mine operations,” said Richard H. De Voto, President.

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION: CONTACT
Richard H. De Voto, President
(303) 278-8464